QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

[BURZYNSKI RESEARCH INSTITUTE, INC. LOGO]

NOVEMBER 9, 2004 FOR IMMEDIATE RELEASE	INFORMATION CONTACT: Mike Goldberg (713) 335-5609—info@burzynskiresearch.com

BURZYNSKI RESEARCH INSTITUTE, INC. AND MILLENNIUM ENERGY VENTURES.COM, LLC SIGN AGREEMENT

HOUSTON, TX—Burzynski Research Institute, Inc. (BRI) and Houston based Millennium Energy Ventures.com, LLC, (MEVCO) announced today the signing of a Financial Advisory and Consulting Agreement that provides BRI with access to MEVCO's advisory services related to the manufacturing realignment, pharmaceutical plant expansion, corporate focus and other consulting services to support the FDA approval process for the Antineoplastons A10 and AS2-1 for the treatment of brain stem glioma. This agreement is part of BRI's strategy to facilitate the fast track completion of the necessary FDA approval process to bring this treatment to the market place.

Burzynski Research Institute, Inc. is a biotech company engaged in research and development of targeted gene therapies (antineoplastons) for the treatment of cancer. For more information visit www.burzynskiresearch.com.

Millennium EnergyVentures.com, LLC, is focused on providing financial and management expertise to technology-oriented growth companies in the Energy and Medical sectors. The firm focuses primarily on energy technology markets including: Enabling Technologies and Infrastructure, Power, Water, Communications, Oil and Gas, and Life Sciences. For more information visit www.mevco.com.

# # #

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the federal securities laws. BRI cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Information contained in forward-looking statements is based on current expectations and is subject to change, and future events may differ materially from those discussed herein due to a number of factors, including, but not limited to, risks and uncertainties related to BRI's ability to obtain regulatory approval for Antineoplastons A10 and AS2-1. Receiving orphan drug designation does not increase the likelihood of eventual regulatory approval for a product candidate. BRI does not undertake to update any such forward-looking statements or to publicly announce developments or events relating to the matters described herein. Securities offered under or in connection with the agreement, if any, will not be registered under the Securities Act of 1933, as amended, or any state securities laws, and cannot be offered or sold in the United States absent registration or applicable exemption from registration requirements.

QuickLinks

  Exhibit 99.1